Exhibit 4.6

CONSENT OF EXPERT

January 23, 2014

Ladies and Gentlemen:

I, Ken Kuchling hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-80 of GoGold Resources Inc. in connection with the report entitled “National Instrument 43-101 Independent Technical Report on the Parral Tailings Project Chihuahua, Mexico held by Grupo Coanzamex S.A. de C.V. (Coanzamex) a Subsidiary of GoGold Resources Incorporated (GoGold)” dated February 20, 2013 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of GoGold Resources Inc. dated January 23, 2014.

P&E MINING CONSULTANTS INC.

By:	/s/ Ken Kuchling, P. Eng.
Name:	Ken Kuchling, P. Eng.
Title:	Senior Mining Engineer